EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-256577) pertaining to the Amended and Restated Equity Participation Plan of Oil States International, Inc.;

2)	Registration Statement (Form S-8 No. 333-63050) pertaining to the Deferred Compensation Plan of Oil States International, Inc.; and

3)	Registration Statement (Form S-8 No. 333-287222) pertaining to the Second Amended and Restated Equity Participation Plan of Oil States International, Inc.
of our report dated February 21, 2025, with respect to the consolidated financial statements of Oil States International, Inc. and subsidiaries, included in this Form 10‑K/A.
/s/ Ernst & Young LLP
Houston, Texas
March 26, 2026